Exhibit 10.3
OCEANEERING INTERNATIONAL, INC.
AMENDED AND RESTATED
2002 RESTRICTED STOCK UNIT AWARD INCENTIVE AGREEMENT
First Amendment
          Oceaneering International, Inc., a Delaware corporation (the “Company”), and                     , having entered into the 2002 Amended and Restated Restricted Stock Unit Award Incentive Agreement (the “Agreement”), under the 2002 Incentive Plan of Oceaneering International, Inc., desire to amend the Agreement, effective as of the close of business on December 31, 2008, as follows:
     1. Section 1(c) of the Agreement is hereby amended to read as follows:
“‘Disability’ means Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Participant’s inability and its anticipated duration shall be determined solely by a medical physician of Participant’s choice to be approved by the Company, which approval shall not be unreasonably withheld.”
     2. The first sentence of Section 3(e) of the Agreement is hereby amended to read as follows:
“Within 10 days after vesting of a Restricted Stock Unit, the Company shall pay to Participant a cash lump-sum in an amount sufficient to provide for the payment of all United States federal income taxes imposed with respect to Participant’s acquisition of a particular share of Common Stock issued for a Restricted Stock Unit, as well as a cash lump-sum in an amount sufficient to reimburse Participant for the tax obligation on such amounts so that Participant is paid an amount as a tax assistance payment by the Company sufficient to fund all of his income taxes on both the share of Common Stock and the tax assistance payment.”
     3. Section 3(g) of the Agreement is hereby amended to read as follows:
“In the event of the death or Disability of Participant while in the service of the Company or any successor to the Company, (i) Participant shall be fully vested in any Restricted Stock Units not previously forfeited by Participant on the date of such death or

Disability, (ii) the Company shall issue a share of Common Stock for each such Restricted Stock Unit within 10 days of such death or Disability, and (iii) tax assistance payments in the form of a cash lump-sum shall be made by the Company to Participant with respect to such event within 10 days of such death or Disability.”
         IN WITNESS WHEREOF, Oceaneering International, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 15th day of December, 2008, but effective as of the close of business on December 31, 2008.

OCEANEERING INTERNATIONAL, INC.
By:	/s/ George R. Haubenreich, Jr.
George R. Haubenreich, Jr.
Senior Vice President, General Counsel and Secretary

         Participant hereby accepts the foregoing amendment to the Amended and Restated 2002 Restricted Stock Unit Award Incentive Agreement on this 15th day of December, 2008.

By: